Exhibit 99.1

FOR IMMEDIATE RELEASE:             April 28, 2011

KEY TECHNOLOGY ANNOUNCES FISCAL 2011 SECOND QUARTER RESULTS
Quarterly Loss of $0.01 Per Share
Strong Orders and Backlog

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the second quarter of fiscal 2011 ended March 31, 2011.

Net sales for the three-month period ended March 31, 2011 totaled $27.9 million, compared to $30.7 million recorded in the corresponding quarter last year.  The Company reported a net loss for the quarter of $71,000, or $0.01 per diluted share, compared to net earnings of $1.4 million, or $0.26 per diluted share, in the same period a year ago.

Net sales for the six-months ended March 31, 2011 were $56.1 million, compared with $53.2 million for the comparable period in fiscal 2010.  The Company reported net earnings for the fiscal 2011 six-month period ended March 31, 2011 of $533,000, or $0.10 per diluted share, compared to $1.3 million, or $0.25 per diluted share, for the corresponding six-month period in fiscal 2010.

David Camp, President and Chief Executive Officer, stated, “Although our second quarter revenues were consistent with our expectations, our gross profit was adversely affected by higher than expected costs associated with specific large projects and complex customer applications.  The Company continues to address these issues by strengthening project management and product validation processes, in addition to implementing specific technical product enhancements.  The Company believes these actions will be successful in reducing the effect of these cost issues on future results.”

Key’s backlog at the end of the second quarter of fiscal 2011 was $38.2 million, compared to $31.6 million one year ago.  New orders received during the second quarter were $34.3 million, compared to $26.9 million in the corresponding period last year.  New orders for the six months ended March 31, 2011 were $59.2 million, compared to $55.2 million for the corresponding period in fiscal 2010.

Camp continued, “Quarterly orders increased 28% and year-to-date orders increased 7% over the same periods a year ago.  Our ending backlog is the largest reported backlog since our record-setting levels reported in fiscal 2008.  We believe our order and backlog trends reflect positively on the strength of our product portfolio, including our latest product releases, such as Veo™ and Horizon™.”

The gross profit for the second quarter of fiscal 2011 was $8.1 million, compared to $10.8 million in the corresponding period last year.  As a percentage of sales, gross profit was 29.2% and 35.2% in the second quarters of fiscal 2011 and 2010, respectively.  For the six-month period ended March 31, 2011, gross profit was $17.5 million, compared to $18.7 million for the same six-month period of fiscal 2010, or 31.1% and 35.1% of sales, respectively.

Operating expenses for the quarter ended March 31, 2011 were $8.1 million, or 29.0% of sales, compared to $9.0 million, or 29.2% of sales, in the same quarter last year.  Operating expenses for the six-months ended March 31, 2011 were $16.5 million, or 29.5% of sales, compared to $16.9 million, or 31.8% of sales, for the corresponding period of fiscal 2010.

Camp further commented, “We continue to control operating expenses as a percentage of net sales.  We expect a modest increase in these expenses in the second half of the fiscal year as we strategically add specific project and engineering talent to our organization.  In addition, sales expenses will increase related to higher expected sales volumes.”

As of March 31, 2011, the Company’s financial condition remained strong with over $41.7 million in working capital, including $31.5 million in cash.

Camp concluded, “Net sales for the first half of fiscal 2011 increased 5% over the comparable period in fiscal 2010.  We expect to exceed that percentage increase in the second half of fiscal 2011.  Taking into account our increasing order rate, current backlog and financial position, we believe we are well-positioned for the second half of fiscal 2011.”

Conference Call

The Company's conference call discussing the fiscal 2011 second quarter results can be heard live via the Internet at 2:00 p.m. Pacific Time on Thursday, April 28, 2011.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html  at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure which may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company’s products may not compete successfully in either existing or new markets, which would adversely affect sales and operating results;
•	the Company’s expansion into new markets and integrated product offerings could increase the cost of operations and reduce gross margins and profitability;
•	our product offerings depend to a certain extent on products and components manufactured by others;
•
the Company’s inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company’s dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross margins;
•	compliance with changes in environmental laws, including proposed climate change laws and regulations, could adversely affect our performance;
•	compliance with recently passed health care legislation may adversely affect our business;
•
our reported results can be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements and is expected to require the Company to incur substantial additional expenses;

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management;
•	changes in the Company’s tax rates could affect profitability; and
•	the price of the Company’s common stock may fluctuate significantly, and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

Net sales	$27,929	$30,728	$56,076	$53,171
Cost of sales	19,788	19,926	38,615	34,504
Gross profit	8,141	10,802	17,461	18,667
Operating expenses:
Sales and marketing	4,561	4,655	9,045	8,602
Research and development	1,479	1,811	2,996	3,311
General and administrative	2,048	2,179	4,488	4,382
Amortization of intangibles	4	317	8	635
Total operating expenses	8,092	8,962	16,537	16,930
Loss on disposition of assets	(20)	(2)	(20)	-
Earnings from operations	29	1,838	904	1,737
Other income (expense)	(149)	154	(224)	174
Earnings (loss) before income taxes	(120)	1,992	680	1,911
Income tax expense (benefit)	(49)	598	147	573
Net earnings (loss)	$(71)	$1,394	$533	$1,338
Net earnings (loss) per share
- basic	$(0.01)	$0.27	$0.10	$0.25
- diluted	$(0.01)	$0.26	$0.10	$0.25

Shares used in per share calculation - basic	5,291	5,258	5,289	5,253
Shares used in per share calculation - diluted	5,291	5,274	5,308	5,269

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2011	September 30, 2010

Cash and cash equivalents	$31,523	$29,096
Trade accounts receivable, net	8,690	13,250
Inventories	22,228	21,191
Total current assets	69,907	69,520
Property, plant and equipment, net	17,860	16,821
Goodwill and other intangibles, net	2,583	2,590
Investment in Proditec	1,178	1,178
Total assets	93,225	91,267
Total current liabilities, including current portion of long-term debt	28,218	28,045
Long-term debt	5,370	5,542
Shareholders' equity	$57,551	$56,338

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161